Exhibit 3.4


                            CERTIFICATE OF FORMATION
                                       OF
                   THERMOENERGY INTEGRATED POWER SYSTEMS, LLC

     This Certificate of Formation of ThermoEnergy Integrated Power Systems, LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

     1. The name of the Company is ThermoEnergy Integrated Power Systems, LLC.

     2. The street address, county and zip code of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, 19805, in New Castle County, and the name of the registered agent at such address is Corporation Service Company.

     3. The existence of the Company is to begin upon the filing of this Certificate of Formation.

     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has duly executed this Certificate of Formation this 1st day of June, 2000.


                                         /s/ Jerald H. Sklar
                                         ----------------------------------
                                         Jerald H. Sklar, Authorized Person